Exhibit (ii)

CONSENT

I hereby consent to the use of my name and the making of the statements with respect to me which are set forth under the caption “Official Statements and Documents” in the Prospectus of the Republic of Portugal included in this Registration Statement filed by the Republic of Portugal with the Securities and Exchange Commission of the United States.

In giving this consent, I do not hereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

By:	/s/ EMANUEL AUGUSTO DOS SANTOS
Name:	Emanuel Augusto dos Santos
Title:	Executive Director of the Gestão do Crédito Público

Lisbon, Portugal

Dated: November 24, 2004

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